UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________

H&E Equipment Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

___________________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	81-0553291 (I.R.S. Employer Identification Number)
7500 Pecue Lane Baton Rouge, LA (Address of Principal Executive Offices)	70809 (Zip Code)

H&E Equipment Services, Inc. Amended and Restated 2016 Stock-Based Incentive Compensation Plan
(Full Title of Plan)

Bradley W. Barber

Chief Executive Officer

7500 Pecue Lane

Baton Rouge, LA

(225) 298-5200

(Name, address and telephone number, including area code, of agent for service)

___________________________

With a Copy to:

Derek M. Winokur, Esq. Milbank LLP 55 Hudson Yards New York, New York 10001 (212) 530-5005	Leslie S. Magee Chief Financial Officer 7500 Pecue Lane Baton Rouge, LA (225) 298-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☐

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering a total of 2,631,942 shares of common stock of H&E Equipment Services, Inc. (the “Company”, or the “Registrant”), par value $0.01 per share (the “Common Shares”) that may be offered and sold pursuant to the H&E Equipment Services, Inc. Amended and Restated 2016 Stock-Based Incentive Compensation Plan (the “Amended 2016 Plan”), which was approved by stockholders on May 16, 2024 (the “2024 Annual Meeting”). Except as otherwise set forth below, the contents of the registration statement on Form S-8 previously filed with the Commission on August 1, 2016 (File No. 333-212802), which registered 2,485,195 Common Shares for offer and sale under the Company’s 2016 Stock-Based Incentive Compensation Plan (the “2016 Plan”), is incorporated herein by reference and made a part of this Registration Statement as permitted by General Instruction E to Form S-8. The total number of Common Shares being registered on this Registration Statement that may be sold and offered pursuant to the Amended 2016 Plan represents (i) 1,748,000 additional Common Shares that were authorized for issuance under the Amended 2016 Plan at the 2024 Annual Meeting, plus (ii) 608,671 Common Shares that were remaining available for issuance under the 2016 Plan as of immediately prior to the 2024 Annual Meeting and which were authorized for issuance under the Amended 2016 Plan at the 2024 Annual Meeting, plus (iii) 275,271 Common Shares, representing the number of Common Shares that are, as of May 31, 2024, subject to outstanding awards under the 2016 Plan which may again become available for awards under the Amended 2016 Plan pursuant to the terms of the 2016 Plan and the Amended 2016 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide, free of charge, all participants in the Amended 2016 Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the United States Securities and Exchange Commission (the “Commission” or the “SEC”) under the Securities Act of 1933, as amended upon a written request to the Company’s Legal Department, 7500 Pecue Lane, Baton Rouge, LA 70809 or by calling (225) 298-5200. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 1.
Incorporation of Documents by Reference

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

•
The Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023 as filed with the Commission on February 22, 2024;
•
The Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2024 as filed with the Commission on April 30, 2024;
•
The Company’s definitive proxy statement on Schedule 14A as filed with the Commission on April 2, 2024, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023;
•
The Company’s Current Report on Form 8-K, as filed with the Commission on May 20, 2024 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and
•
The description of the Company’s Common Shares, which is contained in the Company’s registration statement on Form 8-A (File No. 000-51759) filed with the Commission January 26, 2006, as amended by any amendment to such registration statement, exhibit to the Company’s Annual Report on Form 10-K or other report filed for the purpose of updating such description.

The information incorporated by reference in this Registration Statement, and information that the Company subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold, is considered to be a part of this Registration Statement and will automatically update and supersede any earlier information. Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate the information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly otherwise stated therein, or any exhibits to the extent furnished in connection with such items.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.
Exhibits.

The following instruments and documents are included as exhibits to this Registration Statement:

Exhibit No.	Description
3.1

Amended and Restated Certificate of Incorporation of H&E Equipment Services, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 20, 2006).

3.2

Amended and Restated Bylaws of the Company, dated as of March 13, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of H&E Equipment Services Inc. (File No. 000-51759), filed on March 14, 2023).

4.4

Form of H&E Equipment Services, Inc. common stock certificate (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 of H&E Equipment Services, Inc. (File No. 333-128996), filed January 5, 2006).

10.1

H&E Equipment Services, Inc. 2016 Stock-Based Incentive Compensation Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement of H&E Equipment Services, Inc. (File No. 000-51759), filed April 1, 2016).

10.2

H&E Equipment Services, Inc. Amended and Restated 2016 Stock-Based Incentive Compensation Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement of H&E Equipment Services, Inc. (File No. 000-51759), filed April 2, 2024).

5.1*	Opinion of Milbank LLP.
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of Milbank LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature pages).
107*	Filing Fee Table.
*Filed herewith

Item 9.
Undertakings
(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 12th of June, 2024.

H&E EQUIPMENT SERVICES, INC.

By: /s/ Bradley W. Barber
Bradley W. Barber
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Company, hereby severally constitute and appoint Claire Kinchen Spencer and Leslie S. Magee, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign for us in our name in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8 filed by the Company with the SEC, and generally to do all such things in our name and behalf in such capacities to enable the Company to comply with the provisions of the Securities Act, and all requirements of the SEC, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 12th, 2024.

SIGNATURE	TITLE
/s/ Bradley W. Barber Bradley W. Barber	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Leslie S. Magee Leslie S. Magee	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
/s/ John M. Engquist John M. Engquist	Executive Chairman of the Board
/s/ Paul N. Arnold Paul N. Arnold	Director
/s/ Gary W. Bagley Gary W. Bagley	Lead Independent Director
/s/ Bruce C. Bruckmann	Director

Bruce C. Bruckmann
/s/ Patrick L. Edsell Patrick L. Edsell	Director
/s/ Thomas J. Galligan III Thomas J. Galligan III	Director
/s/ Lawrence C. Karlson Lawrence C. Karlson	Director
/s/ Jacob Thomas Jacob Thomas	Director
/s/ Mary P. Thompson Mary P. Thompson	Director
/s/ Suzanne H. Wood Suzanne H. Wood	Director